UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    February 25, 2013

Getty Realty Corp.
(Exact name of registrant as specified in charter)

Maryland (State of Organization)	001-13777 (Commission File Number)	11-3412575 (IRS Employer Identification No.)

125 Jericho Turnpike, Suite 103
Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (516) 478-5400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into Material Definitive Agreement

On February 25, 2013, Getty Realty Corp. (the “Company”) entered into a $175 million senior secured revolving credit facility (the “Credit Agreement”) with a group of banks led by J.P. Morgan Chase Bank, N.A., (the “Bank Syndicate”) which is scheduled to mature in August 2015. Subject to the terms of the Credit Agreement, the Company has the option to extend the term of the Credit Agreement for one additional year to August 2016. The Credit Agreement allocates $25 million of the total Bank Syndicate commitment to a term loan and $150 million to a revolving facility. Subject to the terms of the Credit Agreement, the Company has the option to increase by $50 million the amount of the revolving facility to $200 million. The Credit Agreement permits borrowings at an interest rate equal to the sum of a base rate plus a margin of 1.50% to 2.00% or a LIBOR rate plus a margin of 2.50% to 3.00% based on our leverage at the end of each quarterly reporting period.  The annual commitment fee on the undrawn funds under the Credit Agreement is 0.30% to 0.40% based our leverage at the end of each quarterly reporting period. The Credit Agreement does not provide for scheduled reductions in the principal balance prior to its maturity.

The Credit Agreement provides for security in the form of, among other items, mortgage liens on certain of the Company’s properties.  The parties to the Credit Agreement and the Prudential Loan Agreement (as defined below) share the security pursuant to the terms of an inter-creditor agreement.  The Credit Agreement contains customary financial covenants such as loan to value, leverage and coverage ratios and minimum tangible net worth, as well as limitations on restricted payments, which may limit the Company’s ability to incur additional debt or pay dividends. The Credit Agreement contains customary events of default, including default under the Prudential Loan Agreement, change of control and failure to maintain REIT status. Any event of default, if not cured or waived, could result in the acceleration of the Company’s indebtedness under the Credit Agreement and could also give rise to an event of default and could result in the acceleration of the Company’s indebtedness under the Prudential Loan Agreement.

In addition, on February 25, 2013, the Company entered into a $100 million senior secured long-term loan agreement with the Prudential Insurance Company of America (the “Prudential Loan Agreement”), which matures in February 2021.  The Prudential Loan Agreement bears interest at 6.00%. The Prudential Loan Agreement does not provide for scheduled reductions in the principal balance prior to its maturity. The Prudential Loan Agreement contains customary financial covenants such as loan to value, leverage and coverage ratios and minimum tangible net worth, as well as limitations on restricted payments, which may limit the Company’s ability to incur additional debt or pay dividends. The Prudential Loan Agreement contains customary events of default, including default under the Credit Agreement and failure to maintain REIT status. Any event of default, if not cured or waived, could result in the acceleration of the Company’s indebtedness under the Prudential Loan Agreement and could also give rise to an event of default and could result in the acceleration of the Company’s indebtedness under the Credit Agreement.

The Company repaid its debt outstanding as of December 31, 2012 with cash on hand and $171.9 million of borrowings under the Credit Agreement and the Prudential Loan Agreement.

Item 1.02 Termination of a Material Definitive Agreement

On February 25, 2013, the Company used cash on hand and proceeds from the Credit Agreement and the Prudential Loan Agreement to repay all amounts then outstanding under its $175 million amended and restated senior secured revolving credit agreement with a group of commercial banks led by JPMorgan Chase Bank, N.A., which was scheduled to mature on March 9, 2013 (“Prior Credit Facility”), and its $25 million amended term loan agreement with TD Bank, which was scheduled to mature on March 31, 2013 (“Prior Term Loan”).  Each of the Prior Credit Facility and the Prior Term Loan was terminated on February 25, 2013.

Item 2.02. Results of Operations and Financial Condition

On February 28, 2013, Getty Realty Corp. announced its preliminary financial results for the quarter and year ended December 31, 2012.

A copy of the press release announcing these financial results is attached as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

On February 25, 2013, the Company entered into the Credit Agreement and the Prudential Loan Agreement. The description of the terms of the Credit Agreement and the Prudential Loan Agreement as set forth above in Item 1.01 are hereby incorporated by reference into this Item.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits

Exhibit
Number	Description
99.1	Press Release, dated February 28, 2013, issued by Getty Realty Corp.

The information contained in Item 2.02 and Exhibit 99.1 to this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY REALTY CORP.

Date: February 28, 2013	By:	/s/ Thomas J. Stirnweis
Thomas J. Stirnweis
Vice President and Chief
Financial Officer

INDEX TO EXHIBITS

Exhibit	Description

Exhibit 99.1	Press Release, dated February 28, 2013, issued by Getty Realty Corp.